EXHIBIT (10.1(ii))

SIGN ON BONUS REPAYMENT AGREEMENT

Congratulations on your new position with Ecolab Inc. (the “Company”). You will receive a signing bonus of $2,500,000.00, less applicable tax withholding and other legally required deductions, approximately thirty days after you report to work. Your receipt of this bonus is contingent upon your execution of this Sign On Bonus Repayment Agreement (the “Agreement”), and the signing bonus will not be paid unless and until a signed copy of the Agreement has been received:

If, within three years of the first day you report to work, you are terminated by the Company for Cause (as that term is defined in your offer letter dated July 22, 2019 (“Offer Letter”)), or resign for any reason, you will reimburse the Company for the full amount of your signing bonus. The amount that you are required to repay shall not be reduced or offset by any income, employment, or other tax that you are required to pay upon your original receipt of the signing bonus, regardless of whether the repayment is deductible by you, or by any other amount that is owed to you by the Company or any of its affiliates.

1.	This Agreement is independent of any other agreement (if any) you have or may have with the Company, except that the determination of whether your employment was terminated by the Company for Cause shall be determined in accordance with the terms of your Offer Letter. The existence of any claim you may have against the Company shall not serve as a defense to enforcement of this Agreement.
2.	If any provision of this Agreement is held by any court to be invalid or unenforceable, the invalid or unenforceable provision shall be fully severable, and the Agreement shall be construed as if the invalid or unenforceable provision never comprised part of this Agreement. Further, in lieu of the invalid or unenforceable provision, there shall be automatically added, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
3.	You hereby authorize the Company to deduct from your final paycheck, or from any other amount owed to you, the bonus reimbursement due the Company under paragraph 1 of this Agreement, and any other amounts due the Company when your employment terminates, whatever the reason for termination, to the maximum extent permitted by applicable law.
4.	This Agreement shall be interpreted under, and governed by, the laws of the State of Minnesota and may be enforced in any state or federal court in Ramsey County, Minnesota.
5.	Any modifications to this Agreement must be in writing and signed by both parties.

This Agreement and all of its Amendments do not constitute a contract of continuous employment or a guarantee of employment with the Company. Employment with the Company is at−will at all times, including the duration of this Agreement.

Understood and Accepted:

/s/ Machiel Duijser
Employee Signature
Machiel Duijser
Print Employee Name

Laurie M. Marsh

1/9/2020
Date